Exhibit 99.1

For Immediate Release	For additional information contact:
Peter J. O’Hanlon or Jon M. Donnell
At (614) 356-5000

Dominion Homes Reports Record Sales and

Net Income for the First Quarter of 2004

DUBLIN, Ohio – May 3, 2004 – Dominion Homes, Inc. (NASDAQ:DHOM) reported net income for the first three months of 2004 increased to a first quarter record $5.0 million from $4.8 million for the three months ended March 31, 2003. Diluted earnings per share increased 5% to $0.62 for the first quarter of 2004 compared to $0.59 per diluted share for the same period the previous year. For the three months ended March 31, 2004, the weighted average number of diluted shares outstanding was 8,127,383 shares, compared to 8,134,770 during the three months ended March 31, 2003.

Revenues for the first quarter of 2004 increased 11.2% to $115.7 million, based on the delivery of 634 homes, compared to revenues for the first quarter of 2003 of $104.0 million, based on the delivery of 569 homes. This $11.7 million increase in revenues resulted from the Company’s delivery of 65 more homes during the first quarter of 2004 than during the first quarter of 2003. The average price of the homes delivered during the first quarter of 2004 increased to $179,200 from $178,900 during the first quarter of 2003, principally due to price increases in the Company’s entry-level series of homes. The increase in revenues resulted in a $3.3 million increase in gross profit. Selling, general and administrative expense for the first quarter of 2004 increased to $18.7 million from $15.4 million the previous year, primarily due to expenses to support the growth in our three markets during the balance of 2004 and into 2005.

As reported on April 7, 2004, the Company sold a record 950 homes during the first three months of 2004, representing a sales value of $176.9 million, compared to a previous record 863 homes, representing a sales value of $152.0 million, during the first three months of 2003. The Company had a record first quarter sales backlog on March 31, 2004 of 1,335 contracts, with a value of $263.3 million, compared to a sales backlog on March 31, 2003 of 1,312 contracts, with a value of $244.9 million.

“We are very excited about our first quarter results. We had the best sales quarter in our Company’s history and set first quarter records for both net income and backlog,” said Douglas G. Borror, Chief Executive Officer of Dominion Homes, Inc. “2004 will be a year of growth for the Company as we are expanding our operations in both Central Ohio and Louisville, Kentucky and are opening our new market in Lexington, Kentucky. With this growth we expect our second half 2004 earnings to significantly exceed the earnings of the first half of the year.”

The Company will host a conference call on May 4, 2004, at 10:00 a.m. Eastern Time. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting the Central Ohio location and then selecting “First Quarter Analyst’s Webcast Conference Call.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended March 31,
	2004	2003
Revenues	$115,672	$103,985
Cost of real estate sold	87,424	79,046

Gross profit	28,248	24,939
Selling, general and administrative	18,710	15,380

Income from operations	9,538	9,559
Interest expense	1,613	1,628

Income before income taxes	7,925	7,931

Provision for income taxes	2,887	3,093

Net income	$5,038	$4,838

Earnings per share
Basic	$0.63	$0.61

Diluted	$0.62	$0.59

Weighted average shares outstanding
Basic	7,961,212	7,976,522

Diluted	8,127,383	8,134,770

Consolidated Balance Sheets

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$7,634	$5,025
Accounts receivable	5,314	2,533
Real estate inventories	382,859	326,809
Prepaid expenses and other	6,441	7,220
Deferred income taxes	5,814	5,781
Net property and equipment	8,677	8,774

Total assets	$416,739	$356,142

Liabilities and Shareholders’ Equity
Note payable, banks	$172,977	$129,220
Term debt	9,266	10,958
Other liabilities	62,614	49,903

Total liabilities	244,857	190,081

Shareholders’ equity	171,882	166,061

Total liabilities and shareholders’ equity	$416,739	$356,142

Land Inventory as of March 31, 2004

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Ohio	1,275	1,258	7,201	9,734
Kentucky	189	531	2,101	2,821
Controlled by the Company:
Ohio			9,682	9,682
Kentucky			233	233

	1,464	1,789	19,217	22,470

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